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                                                                    Exhibit 99.2

[LOGO] ONEOK                                                 Financial News
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August 28, 2002                                        Contact:   Weldon Watson
                                                                  918-588-7158

                       ONEOK Affirms Strong Balance Sheet
                             and Powerful Asset Base

         TULSA, Oklahoma - ONEOK, Inc. (NYSE:OKE) reiterated its strong balance sheet, powerful asset base and strategic focus in light of today's decision by Moody's Investor Service to change the company's debt rating.

         David Kyle, chairman, president and chief executive officer of ONEOK, said, "While we are disappointed, we believe today's decision by Moody's reflects current industry conditions and the current corporate credit environment.

         "At a time when our industry is facing significant challenges, ONEOK's powerful asset mix, strategic focus and strong balance sheet have enabled us to achieve solid results. We intend to maintain our strong balance sheet and continue to seek attractive opportunities - both through purchase and sale - to maximize our assets and operations. We believe this strategy will continue to deliver positive results for the company and our shareholders," Mr. Kyle concluded.

         Over the past several years, ONEOK has transformed itself from a mid-sized Oklahoma gas provider into a strong, profitable and diversified leader in the energy industry by pursuing a highly disciplined and deliberate growth strategy. From wellhead to burner tip, ONEOK has built a combination of regulated and non-regulated businesses that are unmatched in the asset-rich Mid Continent region. ONEOK's midstream acquisitions have moved ONEOK into the top 10 nationally for natural gas liquids production. Its asset-backed energy marketing operations reach more than 28 states, and the company continues to be a key player in the retail natural gas markets in Oklahoma and Kansas.

         ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers.

         Statements contained in this release that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company's Securities and Exchange Commission filings

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